Exhibit 10.25

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), is made this 8th day of February, 2010, to be effective as of October 1, 2009, (the “Effective Date”) by and between Cunningham Communications, Inc., a Maryland corporation (“Lessor”), and Sinclair Communications, LLC, a Maryland limited liability company (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor operates a 1549 foot, plus or minus, (above mean sea level) multi-unit broadcasting tower (“Tower”), together with a building (“Building”), fence, and other improvements on a certain tract of real estate located at 3900 Hooper Avenue, Baltimore City, Maryland 21211, as more fully described in Exhibit “A” attached hereto (hereinafter referred to as the “Antenna Site”), and desires to lease space on the Tower and in the Building at the Antenna Site for the purpose of Lessee’s television/radio broadcast and/or general single or two-way types of communication equipment; and

WHEREAS, Lessor wishes to lease space to Lessee therefore.

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Lease Commencement.

1.1.                            Commencement of Term.  The term of this Lease shall commence, and payment of rent and other performances in accordance with the terms of this Lease shall commence as of the Effective Date of this Lease set forth above.

1.2.                            Exhibits.  All Exhibits referred to in this Lease are incorporated herein by reference.

2.                                      Description of the Leasehold.

2.1.                            Leased Premises.  Lessor hereby leases to Lessee, and Lessee leases from Lessor, with a reasonable right of access thereto:

2.01 (a) Space on the Tower for the purposes of the operation and maintenance of Lessee’s equipment as follows:

To support Lessee’s analog antenna, TFU-14GTH/VP-R06DC, which will transmit on 660 MHz, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The analog antenna will be mounted so that its center of radiation will be approximately 1280 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the analog antenna and WR1600 waveguide shall be subject to Lessor’s approval. The waveguide shall not exceed one in number and sixteen (16) inches in diameter.

To support Lessee’s auxiliary antenna, TUPC3-4-1, which will transmit on television channels 14-60, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor.  The auxiliary antenna will be mounted so that its center of radiation will be approximately 1140 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the auxiliary antenna and transmission line shall be subject to Lessor’s approval. The transmission line shall not exceed one (1) in number and three inches in diameter.

To support Lessee’s ENG receive antenna, Proscan microwave radio antenna, which will receive on 2 GHz, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The ENG antenna will be mounted so that its center of radiation will be approximately 1160 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the ENG receive antenna, control cable and transmission line shall be subject to Lessor’s approval. The transmission line shall not exceed one (1) in number and one and five eighths (1-5/8) inches in diameter.

To support Lessee’s digital antenna, Dielectric TUDC-C5SP-10/36SPH-1-B, which will transmit on 626-662 MHz, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The digital antenna will be mounted so that its center of radiation will be approximately 1240 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the digital antenna and transmission line shall be subject to Lessor’s approval. The transmission line shall not exceed one (1) in number and eight (8) inches in diameter.

To support Lessee’s two (2) microwave pickup antennas, which will receive on 23 GHz, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The microwave pickup antennas will be mounted so that their center of radiation will be approximately 100 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the microwave pickup antennas and transmission line shall be subject to Lessor’s approval.

To support Lessee’s one (1) microwave studio to transmitter link antenna, which will transmit on 7 GHz, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The microwave transmit antenna will be mounted so that its center of radiation will be approximately 350 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the microwave transmit antennas and transmission line shall be subject to Lessor’s approval.

To support Lessee’s two (2) two-way radio antennas, in connection with the operation of Lessee’s business, as previously disclosed and specifically approved by Lessor. The two-way radio pickup antennas will be mounted on the communications platform of the Tower located at approximately 1185 feet above ground as shown in Exhibit “B”, with the exact height being determined by Lessor’s consulting engineers. The location of the two-way radio antennas and transmission line shall be subject to Lessor’s approval.

Exhibit “B” hereto is a formal construction drawing which describes the location of Lessee’s equipment.”

(b)                                 Space in the Building sufficient for the purpose of installing and operating (at Lessee’s sole expense) television and/or radio transmitting and/or general single or two-way types of communication equipment on the antenna Site, and for related purposes (“Lessee’s Space”), Lessee’s Space to be located in the Building at the Antenna Site as shown on Exhibit “C”.  Lessee’s Space shall be constructed and maintained and any necessary tenant improvements shall be performed at Lessee’s sole expense, and all plans and specifications related to Lessee’s Space are subject to Lessor’s prior written approval.  Except as otherwise provided for herein below as “Lessee’s Property,” all tenant improvements, including all fixtures and trade fixtures shall become the property of the Lessor, and shall remain with the “Leased Premises,” as defined below, after the Lessee vacates same.

The Lessee’s antenna, transmission line, and other equipment shall be and remain Lessee’s Property, and are hereinafter referred to as “Lessee’s Property”.  Lessee will be solely responsible for the installation of Lessee’s Property, including all expenses associated with such installation.

All of the property (including space on the Tower and space in the Building at the Antenna Site for Lessee’s Space) leased under this Paragraph 2 shall hereinafter be called the “Leased Premises”.

Lessee, upon prior written request to Lessor, shall have reasonable right of access to its space on the Tower and in the Building at all times in emergency situations and whenever reasonably necessary for equipment maintenance and repair, provided such access in consistent with the needs of the Lessor and other tenants of Lessor.  Lessee shall have rights of access at any time to all other portions of the Leased Premises, including Lessee’s Space in the Building, for equipment operations, maintenance, inspection, repair or remodeling, or other engineering purposes.

The Lessor has an elevator installed on the Tower for its own use in Tower maintenance.  If the Lessee wishes to use the elevator for its own equipment, maintenance, and repair, it must first notify the Lessor and obtain the Lessor’s prior written consent thereto prior to each requested use.  Any use of the Lessor’s elevator shall be at the Lessee’s sole risk and expense, and the Lessor shall be held harmless from any liability for personal injury and/or property damage suffered by the Lessee, its agents, servants and employees, or by any third parties occasioned by the Lessee’s use of said elevator, except those injuries and/or damages which shall be occasioned by the Lessor’s gross negligence or wanton and willful misconduct.  The Lessee does hereby assume the risk of any elevator use by itself, its agents, servants, and employees.  The permitted use of the elevator by the Lessee is not a material part of this Lease; and as such, the inability of the Lessor to grant elevator use to the Lessee for any reason shall not be justifiable cause for the Lessee to terminate this Lease or be relieved of any of its obligations hereunder.

(c) The parties agree that the Lessee may move one (1) or two (2) microwave pickup antennas, with the accompanying 1 5/8” power line, from approximately 100’ on the Tower to approximately 1180’ on the Tower.

3.                                      Permitted Uses.

3.1.                            By Lessee.

(a)                                  Subject to the Lessor’s prior written approval and to all appropriate government approvals, including the Federal Communications Commission (“FCC”), the Leased Premises may be used only for television and/or radio transmitting and/or general, single, or two-way types of communication equipment as specifically disclosed and requested in writing by Lessee prior to the signing hereof and for no other operations.  Such operations, as have been approved by Lessor in writing, shall be conducted in accordance with the standards imposed by the Lessor, the FCC, and any other governmental body with authority over such transmission and operations.

(b)                                  Except as expressly permitted by this Lease and unless prior written approval of Lessor has been given, Lessee shall not construct or make any improvements or install any equipment on the Leased Premises.  Lessee’s Tower and Building space, interior and exterior equipment, and all other improvements shall be maintained in an orderly and professional manner.

3.2.                            By Lessor.

(a)                                  Subject to the rights elsewhere granted to Lessee in this Lease, Lessor reserves the right to use the Tower, at its own expense, as it sees fit to, among other things, change the wiring and location of any of Lessee’s equipment (including any transmission wires) pertaining thereto; and to fasten additional equipment thereto for any purpose, including the right to install transmitting and/or receiving antennas of others.

(b)                                  Subject to the rights elsewhere granted to Lessee in this Lease, Lessor shall have the right to use for itself or lease to others the remainder of the Antenna Site, space on the Tower or in the Building constructed by Lessor for any purpose, including, but not limited to, any kind of broadcasting or communication, simultaneous transmissions on AM, FM, SSB, VHF, UHF and/or microwave frequencies, and all rental revenues received therefrom shall belong exclusively to Lessor.

Lessor shall have no liability for any action or omission taken upon reasonable reliance on recommendation of its engineering personnel.

Lessor also reserves the right to erect one (1) or more towers on the Antenna Site.

4.                                      Term.

4.1.                            Term.  This Lease shall have an initial term of six (6) years from the Commencement Date established in Paragraph 1.1 hereof. Lessee shall have the right to extend the Lease Term for three (3) additional six (6) year periods and a final renewal term of three (3) years and nine (9) months exercisable by giving Lessor written notice at least ninety (90) days prior to the end of the term.

5.                                      Rent.

5.1.                            Rental.  The Lessee shall pay annual rent of Seven Hundred Eighty Five Thousand Two Hundred Ninety Two Dollars ($785,292.00), payable in equal and successive monthly installments in advance of Sixty Five Thousand Four Hundred Forty One Dollars ($65,441.00), beginning with the Commencement Date and continuing thereafter on the first day of each month during the term of this Lease, such rental payments to be made without any setoff or deduction whatsoever.

The annual rent stated herein shall be increased beginning with the second (2nd) year of the Lease term and each and every year thereafter in order to reflect the greater of (a) three percent (3%) annual increase, or (b) an annual increase equal to the increase in the Consumer Price Index — All Items for the United States published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”).  In order to calculate the increase in the Index, the following shall be used:

The yearly rent payable beginning with the twelfth (12th) month of this Lease term shall be adjusted by multiplying it by a fraction (the “Fraction”); the numerator of which is the Index for the month in which the change in rental is to be computed, and the denominator of which is the Index for the month in which the Commencement Date occurred.  As soon as the Index has been determined for the month in which an increase is to occur and a new Fraction established, Lessor shall give Lessee notice of the new Fraction and the amount of the new rental payment.  If any months have elapsed since the effective date of such increase, Lessee shall promptly pay Lessor the difference between the new rentals due for such months and the rentals previously paid for such months.

If the method of calculating the Index is changed hereafter, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.  If the Index is discontinued or revised during the term of this Lease, such other governmental index or computation with which it is replaced (or a comparable private index if no governmental index exists) shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

Within twelve (12) months of the Lessee ceasing to transmit an analog signal, Lessee shall remove its equipment associated with analog transmissions and upon such removal,

shall be entitled to a reduction in rent equal to $26,603 (the rent attributable to the analog antenna and microwave studio to transmitter link antenna as of October 1, 2009) plus the aggregate of all annual increases after October 1, 2009 relating to such analog antennas.

5.2.                            Payment of Rentals.  Unless otherwise specified herein, monetary rentals to be paid hereunder shall be paid monthly in lawful money of the United States of America and shall be paid in advance on the first day of each month during the term of this Lease by the Lessee by mailing payment to the Lessor at 10706 Beaver Dam Road, Cockeysville, Maryland 21030, or to such other person or address as Lessor may in writing direct.

5.3.                            Electricity and Other Utilities.  In addition to the payments prescribed under Section 5.1 of this Lease, Lessee shall pay for its own telephone lines and all electricity and other utilities (including, without limitation, heat, internal light and power distribution, air conditioning, and janitorial services) used by Lessee in connection with the Leased Premises, which utilities, if practicable, are to be separately metered and paid for by Lessee.  In the event that separate metering of any or all utilities is either impossible or impracticable, as determined solely by Lessor in its complete discretion, Lessor shall bill the Lessee, no less than monthly, for the Lessee’s pro rata use of the utilities.  Said pro rata use shall be determined solely by the Lessor whose judgment and calculation of same shall be binding upon the Lessee.  In addition to any billing hereunder by the Lessor to Lessee for utility consumption, the Lessee shall pay to the Lessor three percent (3%) of the billing as a handling fee.  Said handling fee shall be included, separately accounted for in each billing.  Should Lessee desire water or natural gas, Lessee will be responsible for procuring the same (including all necessary permits and pipeline installation costs) with the location of any additional water lines or natural gas lines to be approved in writing by Lessor.

6.                                      Authority.

6.1.                            Quiet Enjoyment.  Lessor represents and warrants that it has the authority to enter into this Lease, and covenants and agrees that Lessee, upon paying the rents described herein and observing and keeping the covenants, agreements, and stipulations of this Lease on Lessee’s part to be observed and kept, shall lawfully, peaceably, and quietly hold, occupy, and enjoy the Leased Premises, and all other rights and privileges granted herein, without hindrance, eviction, or molestation by Lessor.

6.2.                            Lessee’s Approval.  If Lessee is a corporation, Lessee represents and warrants that it has the full corporate power and authority to enter into and perform this Lease.  If Lessee is a Partnership, it shall supply the Lessor with all appropriate verification of its authority to enter into this Lease. If Lessee is a limited liability company, it shall supply the Lessor with all appropriate verification of its authority to enter into this Lease. In any event, any and all corporate, partnership, or limited liability company resolutions, encumbrance certificates, etc. shall be supplied by Lessee upon the request of Lessor.

7.                                      Permits.

7.1.                            Permits.  Lessee shall obtain, at its own expense, any and all necessary licenses or permits (including building permits, if necessary) from such governmental authorities as shall have jurisdiction in connection with the (a) leasehold improvements; (b) the operations, installation, repair, alteration, or replacement of Lessee’s equipment (including, without limitation, Lessee’s antenna and transmission and/or receiving equipment); or (c) with any of Lessee’s activities thereon or contemplated by this Lease.  Lessee shall furnish Lessor with copies of same, and shall abide by the terms and provisions of such licenses and permits.  If for any reason any governmental authority should fail to issue, extend, or renew a license or permit to Lessee to begin or continue use of the Tower for television and/or radio broadcast and/or receiving purposes, or should prohibit the use of the Tower for such purposes so that the purpose of this Lease is substantially frustrated, then, and in that event, this Lease shall terminate.  This Lease shall terminate in its entirety if Lessee is unable to use the Tower due to failure to acquire, or loss of, such license or permit.  In the event of termination of this Lease in its entirety due to such failure to acquire, or loss of, such license or permit, if such failure or loss has occurred through no fault or act (or failure to act) on the part of Lessee, then Lessee shall be relieved of any further obligations to make rental payments for any period after the date of termination of this Lease, and (subject to offset or withholding by Lessor to cover any unpaid additional rent or other authorized charges which may be owed through the date of termination) Lessee shall be entitled to a refund of any advance rentals which it has paid out in proportion to the period of the Lease through such date of termination.  In the event that Lessee’s failure to acquire, or loss of, its license or permit is due to any fault or act (or failure to act) on the part of Lessee, then Lessee shall be entitled to no refund of rental payments previously made, but shall be relieved of any further obligations to make Lease payments or to perform any of its other rental obligations for any period after six (6) months from the date of such termination.

8.                                      Maintenance of Leased Premises and Lessee’s Property.

8.1.                            During Term of Lease.

(a)                                  Lessee, at its own cost and expense, shall maintain and repair its antenna, related equipment, transmission lines, transmitters, and other equipment.  All such maintenance shall be conducted by Lessee in accordance with good engineering standards and in conformity with the requirements of the FCC or any other body having jurisdiction over the Lessee and its property, including, without limitation, any rules, regulations, or guidelines of the FCC implementing the National Environmental Policy Act of 1969 pertaining to electromagnetic or radiofrequency radiation.  Lessee shall take all reasonable precautions to avoid interference or hindrance to and with the operations of Lessor or any other lessee or user of the Tower and Antenna site or any other broadcaster.  In this regard, Lessee agrees to eliminate, without cost to Lessor, any interference or hindrance to Lessor’s operation, the operation of other tenants, and the operation of any other broadcast facility.  Maintenance and repair of Lessee’s Property shall be performed only by a reputable contractor and in accordance with the provisions of subsections (d), (e), and (f) hereof.

(b)                                  Lessor retains the right to inspect the property and equipment of Lessee at any time during the term of this Lease.  In the event that Lessor, in its sole discretion, determines in good faith that Lessee has not maintained Lessee’s Property and equipment in good order and repair according to industry standards, and that such repairs are necessary for the safety of the Tower, the Building, or the prevention of interference with

Lessor or any other user of the Tower or any other broadcaster, Lessor may, at its option, make such emergency repairs to the property as it deems reasonably necessary, and any amount expended by Lessor therefor shall be reimbursed to it by Lessee immediately upon presentation of a statement and shall be deemed additional rent.  Lessor shall not be liable for inconvenience, disturbance, loss of business, or other damage to Lessee by reason of repairing the property and equipment of Lessee which Lessee has failed to properly maintain.

(c)                                  With respect to the non-emergency repairs which Lessor, in its discretion, determines that Lessee should make to maintain Lessee’s Property and equipment in good order, Lessor shall so notify Lessee in writing, specifying the maintenance and repairs required to be performed by Lessee.  In the event that, within ten (10) days following such written notice, Lessee shall not have performed such maintenance and repairs, Lessor may, at its option, make such repairs as it deems reasonably necessary, and any amount expended by Lessor therefor shall be reimbursed to it by Lessee and shall be deemed additional rent.  Lessor shall not be liable for inconvenience, disturbance, loss of business, or other damage to Lessee by reason of repairing the property and equipment of Lessee which Lessee has failed to properly maintain.

(d)                                  No work (including electrical work) will be performed by the Lessee in connection with the installation, alteration, maintenance, repair, or removal of any of Lessee’s equipment and the transmission lines on the Tower or in Lessee’s Space unless the Lessee submits to Lessor a copy of the proposed contract and also detailed plans and specifications of the work to be done, and both the contract and the plans and specifications have been approved in writing by Lessor.  Lessee, upon demand therefor by Lessor, agrees to pay Lessor as additional rent all amounts reasonably expended by Lessor in connection with review of any such contract, plans, and specifications.

(e)                                  For any work to be performed by or on behalf of Lessee in connection with the installation, alteration, maintenance, repair, or removal of any equipment on the Tower (including any ascension of the Tower), the Lessee’s Space, or in or about the Antenna Site, Lessee may only employ a contractor who has been approved in writing and in advance by Lessor.  Lessor agrees that it will not unreasonably withhold its approval of any contractor who has the requisite experience and financial qualifications and who will, at the sole option of Lessor, provide a bond to cover any work which it has been retained to perform.  Lessor agrees to consult on call in any emergency situation and immediately give its approval or disapproval.

(f)                                    All work by or on behalf of the Lessee shall be carried out (i) in a good and workmanlike manner; (ii) in accordance with established engineering standards and public ordinances, rules, and regulations applicable to such work, including, without limitation, any rules, regulations, or guidelines of the FCC implementing the National Environmental Policy Act of 1969, pertaining to electromagnetic or radiofrequency radiation; (iii) in accordance with plans and specifications, including mechanical and electrical drawings which have been submitted to and approved in writing and in advance by Lessor; and (iv) in accordance with Lessor’s security procedures with respect to protection of the Antenna Site.

(g)                                 Notwithstanding the receipt of the approvals by Lessor as required in this paragraph, Lessee shall not be relieved of its responsibilities and liabilities for interference or otherwise as herein provided, nor shall said approval be deemed a waiver of any other rights of Lessor under this Lease.

(h)                                 In the event that any notice of lien or liens shall be filed against any part of the Antenna Site for work claimed to have been done or materials claimed to have been furnished to Lessee, the same shall be dismissed, withdrawn, or discharged by Lessee within thirty (30) days thereafter at Lessee’s expense; and if Lessee shall fail to take such action as shall cause such lien to be discharged within thirty (30) days, Lessor may, at its option, discharge the same by deposit or by bonding proceedings.  Lessor may require the lienor to prosecute the appropriate action to enforce the lienor’s claim.  In such case, Lessor shall give immediate notice to Lessee of such pending action or proceeding so that Lessee may have an opportunity to legally contest or defend the action or proceeding.  If, after such notice to Lessee, a judgment is recovered on the claim, Lessor, at its sole option, may pay the judgment.  Any amount paid or expense incurred or sum of money paid by Lessor (including attorney’s fees) by reason of the failure of Lessee to comply with the foregoing provisions of this paragraph, or in defending any such action, shall be paid to Lessor by Lessee, and shall be treated as additional rent hereunder.

8.2.                            At Expiration of Termination.  At the expiration or termination of this Lease, Lessee shall promptly surrender possession of the Leased Premises to Lessor in as good a condition as the same were received at the commencement of the term, reasonable wear and tear excepted.

9.                                      Use and Maintenance of Common Premises.

9.1.                            Use of Common Premises.  Lessee, at its own risk and without any liability on the part of the Landlord for the maintenance thereof, shall have the right to use in common with Lessor and its licensees, invitees, and other tenants, and in connection with Lessee’s permissible activities and operations (a) the primary access road on the Antenna Site from the public highway to the Tower and Building; (b) any parking lot constructed by Lessor on the Antenna Site; and (c) all common areas in the Building housing the Lessee’s Space (as shown on Exhibit “C”).

9.2.                            Maintenance of Common Premises.  Lessor shall maintain the exterior of the Building and the fence around the Tower and Building in good repair.  Lessee shall comply with any security policies established from time to time by Lessor.

Lessor assumes the obligation and responsibility for complying with the requirements of the FCC regarding obstruction, marking, and lighting of the Tower.

Lessor shall maintain the Tower and support systems in good repair and in good operating condition in accordance with the requirements of governmental authorities.

In the event that Lessor determines that repairs, alterations, or improvements are necessary or desirable to the Tower or the Building constructed by Lessor on the Antenna Site, any common areas, or the leased spaces of other tenants, Lessor may, upon reasonable notice (except for emergency situations), close entrance doors, common areas, drive-ways, rights-of-way, service areas, parking areas, or any other facilities at its discretion without being liable to Lessee.  The closing of entrances, doors, common areas, parking areas, or other facilities for the making of the repairs, alterations, or improvements described herein shall, under no circumstances, constitute an eviction of the Lessee or be grounds for termination of this Lease or the withholding of any rental payments or other payments or performances requires to be paid or made by Lessee under the terms hereof.  Under no such circumstances shall Lessee be entitled to terminate this Lease nor shall it be entitled to compensation for any loss or damage it may sustain (including loss of use, loss of advertising/sponsorship revenues, and consequential damages) by reason of such changes or alterations.

10.                               Alterations by Lessee.

10.1.                     Alternations.  Lessee may have the right, at its own expense, to make such changes and alterations in the Lessee’s Property situated on the Tower, subject to Paragraph 8.1 and Paragraph 11 hereof, as its operations may require, including the renovation, replacement, or removal of its antenna; provided, however, that such changes or alterations conform with recognized engineering standards and, if necessary, have been approved by the FCC and any other authority having jurisdiction over Lessee; and provided further, that plans and specifications are first submitted to and approved in writing by Lessor.  Lessee shall make no changes in the equipment or equipment position without such approval, and Lessor shall not unreasonably fail to give such approval.

This Lease is based upon carefully computed Tower loading capacity.  If any change proposed by Lessee in the type, location, or positioning of Lessee’s Property should, in Lessor’s judgment, require a computer or other type of feasibility study to determine Tower loading capacity, such study shall be performed by an engineer chosen by Lessor, whose decision shall be final and binding upon both parties.  The cost of such study or any other costs reasonably incurred by Lessor in determining the feasibility of any proposed change or alteration in the type, location, or positioning of Lessee’s Property shall be borne entirely by Lessee.

11.                               Interference.

11.1.                     Preliminary Steps to Avoid Interference.  Before Lessee shall make any installation on the Lease Premises or on the Tower, notification of the particulars of such proposed installation shall be submitted to Lessor hereto and any other lessees or users of Tower space whose names and addresses are supplied to Lessee by Lessor, and the Lessor and such other users will be required to advise, in writing, the Lessee and Lessor, as applicable, within fifteen (15) days after receipt of such notification, whether they have any objections thereto on the grounds that objectionable interference may result.  If the Lessor or any other user shall object within this period to such plans and Lessee is unwilling to alter its plans to meet the objections, the dispute shall be submitted to an independent professional engineer chosen by Lessor, and such engineer’s decision shall be final and binding upon all parties.  The cost of any such studies shall be borne by Lessee.

11.2.       Interference with Lessor, Lessee, or Others.  Notwithstanding the provision of Paragraph 11.1, should any change in the facilities or mode of operation of Lessee or Lessee’s failure to comply with the Maintenance Standards, as defined inn Paragraph 11.5, cause any objectionable electrical or physical interference (including interference from any other structure erected on the Antenna Site) to the television and/or radio broadcasting and/or receiving operations of any other lessee, then, immediately upon notification of such interference, the Lessee, at its sole expense, will take such steps as may be reasonably required to correct such interference, including, but not limited to, changing frequency, ceasing transmission, reducing power, and/or the installation of any filters or other equipment, provided that, if such interference is caused by the failure of any other lessee suffering the interference to comply with the Maintenance Standards, as defined in Paragraph 11.5, then the other lessee suffering the interference will, at its sole expense, comply with such Maintenance Standards.  Any dispute as to the cause of interference, or the steps reasonably required to correct it, arising under this Paragraph 11.2, shall be submitted to an independent professional engineer chosen by Lessor, and such engineer’s decision shall be final and binding upon the parties.  If such interference is found to be caused by such changed facilities or operation, the fees and charges of the engineer to whom the dispute is referred shall be borne by the party whose changed facilities or mode of operations gave rise to the claimed interference.  If such interference is found not to be caused by such changed facilities or operations, the fees and charges of the engineer to whom the dispute is referred shall be borne by the objecting party.  All other leases and/or agreements to lease space at the Antenna Site shall contain this language.

11.3.       Interference by Other User.  Any subsequent agreement under which Lessor allows any other person to occupy any portion of the Tower, Building, or Antenna Site shall provide that, should the installation, operation, or maintenance of the equipment or the activities of such other person cause any objectionable interference with the operations of Lessor or Lessee, then, immediately upon notification of such interference, such other tenant or use, at its sole expense, will take such steps as may be reasonably necessary to correct such interference, including, but not limited to, changing frequency, ceasing transmission, reducing power, and/or the installation of any filter or other equipment, provided that if such interference is caused by the failure of any lessee to comply with the Maintenance Standards, as defined in Paragraph 11.5, such other lessee will, at its sole expense, comply with such Maintenance Standards.  To the best of its ability, Lessor shall not permit any operations by other tenants, the effect of which would be to prohibit Lessee from operating in the manner contemplated herein, without the prior written consent of Lessee.  Lessor shall have no liability for any action or omission taken upon reasonable reliance on the recommendation of qualified engineering personnel.  All leases and/or agreements to lease space at the Antenna Site shall contain this language.

11.4.       Interference with Subsequent Users.  Should the equipment of Lessee or its operations cause any objectionable interference with the broadcasting operations of a subsequent tenant or user of the Antenna Site Building (i.e., any person who commences broadcasting or other operations from the Antenna Site after the Lessee begins its broadcasting operations from the Antenna site), then, upon notification of such interference, Lessee will take such steps as may be reasonably required to correct such interference, provided that the same shall be at the sole cost and expense of the subsequent user;

provided that, if Lessee is not in compliance with Maintenance Standards, as defined in Paragraph 11.5, Lessee will take such steps as may be necessary, at its own cost and expense, to comply with such Maintenance Standards.

11.5.       Definition of “Maintenance Standards”.  For the purposes of this Lease, compliance with “Maintenance Standards” shall mean that a tenant or user of the Tower shall (a) maintain and operate its equipment in accordance with the requirements, rules, regulations, and guidelines of the FCC, and the standards of manufacturers of the equipment; (b) maintain and operate its equipment in accordance with good engineering practice; and (c) employ “state of the art” equipment (although “state of the art” equipment shall not be construed necessarily to require the use of the most recent technical innovations).

12.          Utilities.

12.1.       Utilities.  Subject to the required approvals and cooperation of any governmental authority or public utilities, Lessee shall arrange and be responsible for the installation and provision of electrical and telephone lines serving Lessee’s Property at the Lessor’s Building.  Lessee shall be responsible for procurement of and payment for all utility services as described in Paragraph 5.3.  The Lessee understands that it may be sharing space in the Lessor’s Building with other tenants of the Lessor.  The Lessor shall only be responsible to bring electricity to a meter panel at the Building.  The Lessor shall incur the cost and expense of the installation of an electric meter at a common meter panel, and the Lessee shall incur the cost and expense to bring the electricity from said common meter panel to its space in the Building.  Any electrical work to be done by the Lessee must first be approved in writing by the Lessor.

13.          Taxes.

13.1.       Payment of Taxes.  Lessor shall pay all real estate taxes, assessments, or levies assessed or imposed against the Antenna Site (including the Leased Premises), and all taxes which may be assessed against the Tower and any buildings thereon.  Lessee shall pay all personal property or other taxes assessed or imposed on Lessee’s Property, and shall cooperate with Lessor to ensure that such property is properly separated from that of Lessor or other tenants for assessment purposes.

14.          Insurance.

14.1.       Public Liability.  Lessee shall procure and maintain comprehensive public liability insurance, naming Lessor as an additional insured as its interests shall appear, covering all of the Lessee’s operations and activities on the Leased Premises, including, but not limited to, the operations of contractors and subcontractors and the operation of vehicles and equipment (including the Tower elevator), with limits of liability for the term of this Lease of not less than Five Million Dollars ($5,000,000.00) in the aggregate for personal injury or death in any occurrence and not less than Five Million Dollars ($5,000,000.00) to cover property damage, with a liability umbrella of not less than One Million Dollars ($1,000,000.00).  Certificates evidencing such insurance shall be furnished to Lessor upon its request.  The amounts specified hereunder shall be revised every five (5) years to such years to such amounts as Lessor may reasonably require upon the advice of its insurance consultants.

14.2.       Contractor Liability.  Lessee shall also cause the contractors erecting, installing, or maintaining Lessee’s Property or performing any other work for Lessee on the Antenna Site to procure reasonable public liability insurance acceptable to Lessor and naming the Lessee and Lessor as named insureds.  Certificates evidencing such insurance shall be furnished to Lessor in advance of any work being performed.

14.3.       Tower and Building Insurance.  Lessor shall procure and maintain physical damage insurance on the Tower and Building in an amount sufficient to repair or replace the Tower and Building, with such coverage to be on an “All Risks” basis including coverage for the perils of fire, lightning, windstorm, hail, flood, earthquake, collapse, explosion, aircraft and vehicle damage, vandalism, malicious mischief.  Lessor’s coverage shall not extend to any of Lessee’s Property, and Lessee shall be solely responsible for its insurance on such equipment and personal property, together with business interruption insurance.

14.4.       Tower and/or Building Damage.  In the event that the Tower and/or Building is destroyed or damaged by fire, lightning, windstorm, flood, earthquake, explosion, collapse, aircraft or other vehicle damage, or other casualty covered by insurance, Lessor shall promptly reconstruct or repair the Tower and/or Building to such good condition as existed before the destruction or damage, and give possession to Lessee of substantially the same space leased hereunder.  If the Tower and/or Building is in need of such repair or is so damaged by fire, lightning, windstorm, flood, earthquake, explosion, aircraft or other vehicle damage, collapse, or other casualty that reconstruction or repair cannot reasonably be undertaken without dismantling Lessee’s antenna, then Lessor may remove any such antenna and interrupt the signal activity of Lessee, but will use its best efforts to have the antenna replaced as soon as possible.  Lessor agrees to provide Lessee alternative space, if available, on the Tower and/or in the Building during such reconstruction/repair period.  If such space is not available, then Lessee shall be responsible for procuring its own alternative space.  No monetary or other rental shall be due pursuant to the terms of this Lease for such time as Lessee is unable to conduct its broadcasting activities on the Tower without significant diminution of signal quality as a result of such total or partial destruction or damage or need of repair, and Lessor shall refund to Lessee any rent paid in advance for such time.  Should Lessor not replace the Tower and/or Building within two (2) years of the date of destruction, or repair the same within such shorter time period after the casualty as may be reasonable, then Lessee, upon thirty (30) days’ written notice to Lessor, may terminate this Lease, provided Lessee makes such election within one hundred twenty (120) days prior to the expiration of said repair or replacement period.  Lessee agrees that it shall maintain adequate business interruption insurance at all times during the term of this Lease to adequately protect it from any interruption of signal activities due to Tower and/or Building damage (including costs or reinstallation of its equipment and lines), and Lessor shall have no liability on account of such business interruption or reinstallation costs due to damage or destruction under this paragraph.

15.          Eminent Domain.  In the event that all of the Antenna Site (or any portion of the Antenna Site necessary for the Tower, guy wires, or other appurtenances necessary to Lessee’s broadcasting operations) is acquired or transferred or condemned pursuant to eminent domain proceedings (or the threat thereof), the obligation of the parties under this Lease shall be terminated as of the date of acquisition or transfer.  Lessor shall be entitled to the entire condemnation award.  If Lessor determines to build a new tower as a replacement for the Tower on the condemned property, Lessor agrees to provide space on the new tower reasonably comparable to the space leased to Lessee pursuant to this Lease on terms reasonably equivalent to the terms of this Lease.

In the event that this Lease is terminated due to eminent domain proceedings, then Lessee shall be relieved of any further obligations to make any rental payments or performances for any period after the date of such termination of this Lease; and subject to offset or withholding by Lessor to cover any unpaid additional rent or other authorized charges which may be owed through the date of termination, Lessee shall be entitled to a refund of any advance rental sums which it has paid in proportion to the period of the Lease through such date of termination.

16.          Successors and Assignment.

16.1.       Successors.  All rights and liabilities herein given to or imposed upon the respective parties hereto shall, to the extent that such are assignable, extend to and bind the several and respective successors and assigns of the parties hereto.

16.2.       Assignment.  Lessee shall not assign, sublet, or transfer this Lease or any interest therein, or permit or allow through any act or default of itself, or of any other person, any transfer thereof by operation of law or otherwise without the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed, except:

(a)                               Lessee may assign this Lease to any bona fide third party purchaser of substantially all of the assets of Lessee, who shall execute an assumption agreement in form acceptable to Lessor; and

(b)                              Lessee may assign or transfer all or a portion of the assets of Lessee, including this Lease, to any subsidiary corporation owned or controlled by Lessee.

Any assignment or subletting by Lessee except as permitted herein shall be void and of no effect. Lessor has consented to the lessee’s sublease of space in the building to Baltimore (WNUV-TV) Licensee, Inc.

Lessor may assign or transfer this Lease without the consent of Lessee, but shall promptly notify Lessee following any transfer or assignment.

17.          Right to Remove Lessee’s Property in Event of Termination.  In the event either party elects to terminate this Lease in accordance with the provisions herein or at the expiration of the term hereof, Lessee shall have the right to remove Lessee’s Property, except any fixtures (it being specifically understood and agreed that Lessee’s antenna, transmitters, transmission line, and similar broadcasting equipment shall not be deemed fixtures) on the Leased Premises within thirty (30) days of such termination.  Such removal shall be conducted in accordance with Paragraph 8.1 hereof.  Lessee shall promptly repair any and all damage caused by such removal.  Any of Lessee’s Property remaining on the Leased Premises after the expiration of the thirty (30) day period shall be deemed to be the property of Lessor, which Lessor may have removed at Lessee’s expense.

18.          Lessor’s Protection.

18.1.       Default by Lessee.  If Lessee shall make default in making any payment herein provided for and any such default shall continue for a period of five (5) days, or if Lessee shall make default in the performance of any obligation of Lessee herein (other than as to payment of money) and any such default shall continue for a period of fifteen (15) days after written notice to Lessee, or if the Leased Premises or any part thereof shall be abandoned, or if Lessee shall file a voluntary petition in bankruptcy, or if Lessee shall file any petition or institute any proceedings under any Insolvency or Bankruptcy Act or any Amendment thereto hereafter made, seeking to effect its reorganization or a composition with its creditors, or if, in any proceedings based on the insolvency of Lessee or relating to bankruptcy proceedings, a receiver or trustee shall be appointed for Lessee or the Leased Premises, or if any proceedings shall be commenced for the reorganization of Lessee, or if the leasehold estate created hereby shall be taken on execution or by any process of law, or if Lessee shall admit in writing its inability to pay its obligations generally as they become due, then Lessor may, at its option, terminate this Lease without notice, and declare all amounts due or to become due hereunder immediately due and payable, and Lessor’s agents and servants may immediately, or any time thereafter, reenter the Leased Premises by reasonably necessary force, summary proceedings, or otherwise, and remove all persons and property therein, without being liable to indictment, prosecution, or damage therefor, and Lessee hereby expressly waives the service of any notice in writing of intention to reenter said Leased Premises.  Lessor may, in addition to any other remedy provided by law or permitted herein, at its option, relet the Leased Premises (on any part thereof) on behalf of Lessee, applying any monies collected first to the payment of expenses of resuming or obtaining possession, and, second, to the payment of the costs of placing the premises in rentable condition, including any leasing commission, and, third, to the payment of rent due hereunder, and any other damages due to the Lessor.  Any surplus remaining thereafter shall be paid to Lessee, and Lessee shall remain liable for any deficiency in rental, the amount of which deficiency shall be paid upon demand therefor to Lessor.

Should Lessor reenter and terminate according to the provisions of this subparagraph, Lessor may remove and store the Lessee’s Property at the expense and for the account of Lessee.  Alternatively, Lessor may sell, or cause to be sold, Lessee’s Property at public sale to the highest bidder for cash, and remove from the proceeds of such sale any rent or other payment then due Lessor under this Lease.  Any disposition of the Lessee’s Property pursuant thereto shall be made in a manner that is commercially reasonable within the meaning of the Uniform Commercial Code as in effect in the State of Maryland at the time of such disposition.

19.          Indemnification.  Each party warrants and represents that it has the authority to enter into this Lease and to grant the rights it grants hereunder, and that performance of its obligations pursuant to this Lease will not violate the rights of any third party whatsoever.  Lessee agrees to indemnify and defend Lessor against any claim for damages, losses, liabilities, costs, or expenses, including reasonable attorney’s fees, arising (a) out of any breach by Lessee of its warranties, representations, or covenants under this Lease; (b) out of the use, management, or occupancy of the Leased Premises by Lessee, its agents, or invitees; (c) out of any acts, omissions, neglect, or fault of Lessee, its agents, servants, employees, licensees, or invitees; (d) out of failure of Lessee to comply with any laws, statutes, ordinances, or regulations; (e) out of Lessee’s failure to maintain equipment in proper working order; and (f) out of Lessee’s failure to comply with any of its other obligations under the terms of this Lease.

Lessor will indemnify and defend Lessee against any claim for damages, losses, liabilities, costs, or expenses, including reasonable attorney’s fees, arising out of any breach by Lessor of its warranties, representations, or covenants under this Lease.

Any party seeking indemnification hereunder (“Indemnified Party”) shall provide the other party (“Indemnifying Party”) reasonably prompt notice of known claims giving rise to any claim for indemnity, and the Indemnifying Party shall have the right and opportunity to undertake the legal defense of such claims.  The Indemnified Party and its counsel may nevertheless participate in (but not control) such proceedings, negotiations, or defense at its own expense.  In all such cases, the Indemnified Party will give all reasonable assistance to the Indemnifying Party, including making the Indemnified Party’s employees and documents available as reasonably requested without charge.

20.          Estoppel Certificate, Attornment, and Subordination.

20.1.       Estoppel Certificate.  Within ten (10) days after Lessor’s request, Lessee shall deliver, executed in recordable form, a declaration to any person designated by Lessor (a) ratifying this Lease; (b) stating the commencement and termination dates; and (c) certifying (i) that this Lease is in full force and effect, and has not been assigned, modified, supplemented, or amended (except by such writings as shall be stated); (ii) that all conditions under this Lease to be performed by Lessor have been satisfied (stating exceptions, if any); (iii) that no defenses or offsets against the enforcement of this Lease by Lessor exist (or stating those claimed); (iv) advance rent, if any, paid by Lessee; (v) the date to which rent has been paid; (vi) the amount of security deposited with Lessor (if hereafter applicable for any reason); and (vii) such other information as Lessor reasonably requires.  Persons receiving such statements shall be entitled to rely upon them.

20.2.       Attornment.  Lessee shall, in the event of a sale or assignment of Lessor’s interest in the Leased Premises, the Tower, or the Antenna Site, or, if the Leased Premises or such Tower, Building, or Antenna Site comes into the hands of any Trustee under a Deed of Trust or a mortgagee or any other person, whether because of a foreclosure, exercise of a power of sale under a mortgage or Deed of Trust, or otherwise, attorn to the purchaser or such mortgagee, Trustee, or other person, and recognize the same as Landlord hereunder.  Lessee shall execute at Lessor’s request any attornment agreement reasonably required by any mortgagee, Trustee, or other such person to be executed containing such provisions as such mortgagee, Trustee, or other person reasonably requires.

20.3.       Subordination of Lease.  It is agreed that the rights of Lessee hereunder shall be and remain subordinate to the right and lien of any bona fide mortgage or Deed of Trust placed upon the Antenna Site by Lessor during or before the term of this Lease; and if requested by Lessor, Lessee will execute a Subordination Agreement.  The Lessor shall use its best efforts to cause any and all mortgages or Deeds of Trust executed by Lessor to contain a provision to the effect that so long as Lessee is not in default under this Lease or any renewal thereof, no foreclosure or any other proceeding in respect thereof shall divest, impair, modify, abrogate, or otherwise adversely affect any interests or rights whatsoever of Lessee under this Lease.

20.4.       Failure to Execute Instruments.  Lessee’s failure, without good and reasonable cause, to execute instruments or certificates provided for in this Paragraph 20, within fifteen (15) days after the mailing by Lessor of a written request, shall be a default under this Lease.

21.          Miscellaneous.

21.1.       Relationship of Parties.  Nothing contained herein and no acts of the parties herein shall be deemed or construed as creating any relationship between the parties hereto other than the relationship of Lessor and Lessee or Landlord and Tenant.

21.2.       Governing Law.  This Lease shall be governed and construed and enforced in accordance with the laws of the State of Maryland.

21.3.       Captions.  The captions contained in this Lease are included solely for convenience and shall in no event affect or be used in connection with the interpretation of this Lease.

21.4.       Amendments.  This Lease only may be amended or modified as may be agreed upon by written instrument executed by the parties hereto.

21.5.       Interest and Attorney’s Fees.  All sums becoming due or payable under this Lease, including all money expended pursuant to the provisions hereof or on account of any default in the performance and observance of any agreements or covenants herein, shall bear interest at the rate of twelve percent (12%) per annum (or at such lesser rate which is the maximum permitted by applicable law) from thirty (30) days after the date such sums become due or payable, or, in the event one of the parties expends money because of a default by the other, from thirty (30) days after the date the defaulting party received written notice that such money was expended.

The prevailing party shall be entitled to its reasonable attorney’s fees to collect any payment or to compel any performance ultimately held to be due under the provisions of this Lease.

21.6.       Brokers and Third Parties.  Each party represent that it has not had dealings with any real estate broker or other person who may claim a commission or finder’s fee with respect to this Lease in any manner.  Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the Indemnified Party by any broker, finder, or other person with whom the Indemnifying Party has or purportedly has dealt.

21.7.       Notices.  Any notices or other communications hereunder shall be in writing; and if to Lessor, shall be addressed to Cunningham Communications, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland 21030,  with a copy to Steven A. Thomas, Esquire, Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202-1053; and if to Lessee, shall be addressed to Sinclair Communications, LLC, 10706 Beaver Dam Road, Cockeysville, Maryland 21030  with a copy to                                                                                                                                                                                                                                                                                                                                            , and shall be effective when delivered in person or mailed by certified mail, return-receipt requested, to these addresses, or to such other persons and addresses as may be specified from time to time in writing.

21.8.       Waiver.  It is agreed that the waiving of any of the covenants of this Lease by either party shall be limited to the particular instance, and shall not be deemed to waive any other breaches of such covenant or any provision herein contained.

21.9.       Accord and Satisfaction.  No receipt of money by Lessor after the termination of this Lease or after the service of any notice or after the commencement of any suit reinstates, continues, or extends the term of this Lease or affects any such notice or suit.

21.10.     Limitation of Liability.  Lessor shall not be liable or responsible to the Lessee or to anyone claiming under or through the Lessee for any loss or damage caused by the acts or omissions of any other tenants or any other users of the Tower, Building, or Antenna Site, or for any loss or damage caused by fire, water, bursting pipes, leaking gas, sewage, steam pipes, drains, ice, or materials falling from the Tower, or the malfunction of any utility, facility, or installation, or by reason of any other existing condition or defect in the Leased Premises; nor shall Lessor be liable or responsible to the Lessee for any injury or damage suffered by the Lessee and allegedly caused by technical interference with the Lessee’s operations, by the activities of any other tenants or users or the Tower, Building, and Antenna Site, or any other broadcasters.  Except for Lessor’s own negligent acts, Lessor shall not be liable to Lessee, or to any other person for property damage or personal injury, including death, and then Lessor shall be liable only to the extent of repairing any property of the Lessee which may have been damaged.  Lessor shall not be liable under any circumstances for loss of use, loss of sponsorship or advertising revenue, or any other consequential damages sustained by Lessee.

21.11.     Partial Invalidity.  The invalidity of any provision, clause, or phrase contained in this Lease shall not serve to render the balance of this Lease ineffective or void; and the same shall be construed as if such had not been herein set forth.

21.12.     Documentary Stamps.  Lessee shall bear the cost of any documentary stamps occasioned by this Lease should it wish to record this Lease.

21.13.     Rules and Regulations.  Lessor may from time to time issue such rules and regulations in writing which it may consider necessary and desirable.  Lessee agrees to abide by such rules and regulations so long as they do not unreasonably interfere with Lessee’s use and occupancy of the Leased Premises or conflict with this Lease.

21.14.     Force Majeure.  Lessor assumes no responsibility for any losses or damages caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water, or by aircraft or vehicle damage.  Lessor furthermore assumes no responsibility for losses or damages caused by any person other than employees of Lessor.  In the event that Lessor shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of acts of God (including, but not limited to, wind lightning, rain, ice, earthquake, flood, or rising water) aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees of Lessor, strikes, lock-outs, labor troubles, inability to procure material, failure of power, governmental actions, laws of regulations, riots, insurrection, war, or other reasons beyond its control, then the performance of such act shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period of such delay.

21.15.     Entire Agreement.  This Lease, together with its Exhibits, constitutes and sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations, and agreements (whether oral or written) between the parties (or any of their related entities) concerning the subject matter of this Lease.

IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals, as of the day and year first above written.

ATTEST:	LESSOR:

Cunningham Communications, Inc.

/s/ Cam Smart	By:	/s/ J. Duncan Smith	(SEAL)
	Name:	J. Duncan Smith
	Title:	Secretary

ATTEST:
TENANT:

SINCLAIR COMMUNICATIONS, LLC
By: Sinclair Television Group, Inc. as Sole Member

/s/ Vicky D. Evans	By:	/s/ David R Bochenek	(SEAL)
	Name:	David R Bochenek
	Title:	VP/CAO